Exhibit 99.1

KYNDRYL REPORTS THIRD QUARTER 2023 RESULTS

●	Revenues for the quarter ended December 31, 2022 total $4.3 billion, net loss is $106 million, pretax loss is $138 million and adjusted pretax loss is $4 million
●	Continued progress on Alliances, Advanced Delivery and Accounts initiatives
●	Raises revenue outlook and reaffirms margin outlook for fiscal year 2023

NEW YORK, February 7, 2023 — Kyndryl Holdings, Inc. (NYSE:KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended December 31, 2022, the third quarter of its 2023 fiscal year.

“Our strong operational performance this quarter reflects continued progress on our three-A initiatives – Alliances, Advanced Delivery and Accounts – which are driving expanded customer relationships, new business wins, increased automation and efficiency, and higher profitability,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter. “As we continue executing on these initiatives and growing our Kyndryl Consult revenues, I am confident our bottom line will benefit from the value we’re creating for our customers, while better serving their mission-critical needs.”

Results for the Fiscal Third Quarter Ended December 31, 2022

For the third quarter, Kyndryl reported revenues of $4.3 billion, a year-over-year decline of 6% and a 3% increase in constant currency. Compared to prior-year pro forma revenues, revenues declined 6% and increased 2% in constant currency. The Company reported a pretax loss of $138 million and a net loss of $106 million, or $0.47 per diluted share, in the quarter, compared to a net loss of $731 million in the prior-year period. Adjusted pretax loss was $4 million, compared to pro forma adjusted pretax income of $65 million in the prior-year period. Currency movements had a negative year-over-year impact of approximately $90 million on adjusted pretax income. Adjusted EBITDA of $580 million compares to $679 million of pro forma adjusted EBITDA in the prior-year period, primarily driven by unfavorable currency movements of approximately $125 million. In the nine months ended December 31, cash flow from operations was $769 million, and adjusted free cash flow was $407 million.

“We’re encouraged by the stronger sequential margins and significant cash flow we delivered in the quarter. Our three-A initiatives are positively impacting both our current bottom line and the future earnings associated with our signings,” said Kyndryl Chief Financial Officer David Wyshner. “We have the right strategy in place and are executing against it to power future growth and enhanced profitability.”

Recent Developments

●	Alliances initiative – In the nine months ended December 31, 2022, Kyndryl signed contracts tied to cloud hyperscaler alliances with an aggregate value of approximately $750 million, putting the Company on track to achieve its $1 billion hyperscaler signings target for the year. Kyndryl further increased its cloud-related capabilities, with 31,900 hyperscaler certifications among its employees at the end of the quarter, a 98% year-over-year increase.
●	Advanced Delivery initiative – The Company has redeployed more than 4,500 delivery professionals to serve new revenue streams and backfill attrition. This will generate annualized savings of approximately $225 million, putting the Company on track to exceed its $200 million fiscal 2023 year-end objective.
●	Accounts initiative – Kyndryl continued to address elements of its business with substandard margins, bringing the total impact from this initiative to $130 million of annualized benefits, progressing toward the Company’s $200 million fiscal 2023 year-end goal.

In addition, the projected margins associated with all signings in the quarter again increased meaningfully compared to 2021, reflecting the Company’s emphasis on winning profitable business and its strategic willingness as an independent company to turn away low- and no-margin business.

●	Global strategic partnerships – The Company announced several new and expanded technology partnerships in the quarter, in addition to the Microsoft, Google and Teradata alliances announced in October:
◾	An alliance for managed services delivery of Amazon Web Services’ new security solution tailored for industry and company-specific needs
◾	An agreement with Dell Technologies and Microsoft to offer integrated hybrid cloud solutions to help customers accelerate cloud transformation projects
◾	Collaboration with Intel to design and implement private 5G networks with joint customers
●	Transaction-related costs – The Company’s reported results for the third quarter reflect $48 million of transaction-related expenses and $172 million of transaction-related cash outlays associated with its spin-off, including systems migration and employee-retention costs.

Outlook

Kyndryl is raising its revenue outlook for its fiscal year beginning April 1, 2022 and ending March 31, 2023 to reflect higher constant-currency revenue growth and currency effects, and is reaffirming its outlook for adjusted EBITDA and adjusted pretax margins. In addition, in order to help identify the impacts that currency movements are having on the Company’s results, Kyndryl is providing its outlook both (i) based on year-to-date exchange rates and (ii) in constant currency.

Fiscal year 2023, based on year-to-date exchange rates as of January 2023

Based on year-to-date exchange rates, which may continue to fluctuate, the Company projects:

Revenue	$16.8 – $17.0 billion
Revenue growth (versus LTMpf March 2022)	(8%) – (7%)
Adjusted EBITDA margin	11% – 12%
Adjusted pretax margin	(2%) – (1%)

The changes in currency exchange rates over the last year are affecting the Company’s revenues, the conversion of U.S. dollar-denominated expenses into other currencies, and the translation of the Company’s international earnings. Based on exchange rates as of January 2023, currency movements are negatively impacting fiscal 2023 revenue by approximately $1.3 billion or 730 basis points, adjusted EBITDA by approximately $375 million or 100 basis points, and adjusted pretax income by approximately $250 million or nearly 150 basis points compared to calendar year 2021 pro forma results.

Fiscal year 2023, in constant currency

In constant currency (applying average 2021 exchange rates to fiscal 2023 revenues, costs and expenses), the Company projects:

Revenue growth (versus LTMpf March 2022)	(0.5%) – 0.5%
Adjusted EBITDA margin	12.5% – 13.5%
Adjusted pretax margin	(0.5%) – 0.5%

The Company’s constant-currency revenue growth outlook represents an increase of one-half point compared to the outlook the Company provided in November.

Projected amounts compare to revenue of $18.7 billion, pro forma revenue of $18.5 billion, pretax loss of $1.9 billion, net loss of $2.3 billion, adjusted EBITDA of $2.0 billion, pro forma adjusted EBITDA of $2.7 billion and pro forma adjusted pretax income of $134 million for the year ended December 31, 2021. Revenue for the trailing twelve months ended March 31, 2022 was $18.3 billion, and pro forma revenue for the same period (LTMpf March 2022) was $18.2 billion.

Earnings Conference Call and Webcast

Kyndryl’s earnings call for the third fiscal quarter is scheduled to begin at 8:30 a.m. ET on February 8, 2023. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website or by dialing 800-343-5172 from the U.S. or 203-518-9708 from all other locations, and providing conference ID KDQ323. A slide presentation will be made available on the same website shortly before the call on February 8, 2023. Following the event, replays will be available via webcast for twelve months at investors.kyndryl.com and by telephone for two days by dialing 800-839-5127 from the U.S. or 402-220-2692 from all other locations.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, risks related to the Company’s spin-off from IBM, failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers; inability to attract and retain key personnel and other skilled employees; the impact of local legal, economic, political, health and other conditions, including the COVID-19 pandemic; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; risks relating to cybersecurity and data privacy; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of foreign currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and may be further updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. As previously announced, Kyndryl changed its fiscal year-end from December 31 to March 31, effective for the fiscal year that began April 1, 2022 and ends March 31, 2023.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted free cash flow, pro forma adjusted EBITDA and pro forma adjusted pretax income. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

Forecasted amounts are based on recent currency exchange rates. A reconciliation of forward-looking non-GAAP financial information is not included in this release because the individual components of such reconciliation are not currently available without unreasonable effort. For the same reason, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Pro Forma Financial Information

This press release also includes certain pro forma financial information. The pro forma adjustments assume that the Company’s spin-off from IBM and related transactions occurred as of January 1, 2020. The pro forma financial information is unaudited and is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues	$4,303	$4,556	$12,771	$13,886

Cost of services	$3,596	$3,999	$10,886	$12,233
Selling, general and administrative expenses	731	643	2,131	2,062
Workforce rebalancing charges (benefits)	10	(1)	16	(13)
Transaction-related costs	48	129	218	572
Impairment expense	—	469	—	469
Interest expense	27	18	65	50
Other expense (income)	30	19	16	13
Total costs and expenses	$4,441	$5,276	$13,333	$15,385

Income (loss) before income taxes	$(138)	$(720)	$(563)	$(1,499)
Provision for (benefit from) income taxes	$(32)	$11	$74	$311
Net income (loss)	$(106)	$(731)	$(637)	$(1,810)

Earnings per share data
Basic earnings (loss) per share	$(0.47)	$(3.26)	$(2.81)	$(8.07)
Diluted earnings (loss) per share	(0.47)	(3.26)	(2.81)	(8.07)

Weighted-average basic shares outstanding	227.0	224.2	226.4	224.1
Weighted-average diluted shares outstanding	227.0	224.2	226.4	224.1

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended December 31,			Year-over-Year Growth		Year-over-Year Growth
							Pro Forma
			Pro Forma	As	Constant	Pro	Constant
Segment Results	2022	2021	2021	Reported	Currency	Forma	Currency
Revenue
United States	$1,265	$1,193	$1,186	6%	6%	7%	7%
Japan	606	683	734	(11%)	10%	(17%)	2%
Principal Markets[1]	1,472	1,670	1,642	(12%)	(2%)	(10%)	0%
Strategic Markets[1]	961	1,010	1,017	(5%)	2%	(6%)	2%
Total revenue	$4,303	$4,556	$4,579	(6%)	3%	(6%)	2%
Adjusted EBITDA[2]
United States	$271	$202	$235
Japan	90	124	132
Principal Markets	91	155	183
Strategic Markets	145	134	156
Corporate and other[3]	(16)	(28)	(26)
Total adjusted EBITDA	$580	$587	$679

	Nine Months Ended December 31,			Year-over-Year Growth		Year-over-Year Growth
							Pro Forma
			Pro Forma	As	Constant	Pro	Constant
Segment Results	2022	2021	2021	Reported	Currency	Forma	Currency
Revenue
United States	$3,581	$3,577	$3,562	0%	0%	1%	1%
Japan	1,855	2,160	2,250	(14%)	5%	(18%)	1%
Principal Markets[1]	4,460	5,260	4,999	(15%)	(5%)	(11%)	(1%)
Strategic Markets[1]	2,874	2,889	3,004	(1%)	7%	(4%)	3%
Total revenue	$12,771	$13,886	$13,814	(8%)	0%	(8%)	1%
Adjusted EBITDA[2]
United States	$639	$662	$812
Japan	318	378	461
Principal Markets	248	289	547
Strategic Markets	352	444	438
Corporate and other[3]	(57)	(113)	(113)
Total adjusted EBITDA	$1,499	$1,659	$2,144

	December 31,	March 31,
Balance Sheet Data	2022	2022
Cash and equivalents	$2,002	$2,134
Debt (short-term and long-term)	3,200	3,223

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

The Company refined certain allocation methodologies related to its measure of segment adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates. For more information, see the Company’s Form 8-K/A filed with the SEC on May 27, 2022.

[3]	Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Nine Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(637)	$(1,810)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	681	960
Depreciation of right-of-use assets	285	229
Amortization of transition costs and prepaid software	909	955
Amortization of capitalized contract costs	337	403
Amortization of intangible assets	36	30
Goodwill impairment	—	469
Stock-based compensation	81	56
Deferred taxes	5	(418)
Net (gain) loss on asset sales and other	(17)	12
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,063)	(1,071)
Right-of-use assets and liabilities (excluding depreciation)	(275)	(256)
Workforce rebalancing liabilities	(1)	(204)
Receivables	647	(938)
Accounts payable	235	224
Taxes (including items settled with former Parent in prior-year period)	(36)	920
Other assets and other liabilities	(418)	650
Net cash provided by operating activities	$769	$209

Cash flows from investing activities:
Capital expenditures	$(711)	$(572)
Proceeds from disposition of property and equipment	20	100
Other investing activities, net	(8)	(1)
Net cash used in investing activities	$(699)	$(472)

Cash flows from financing activities:
Debt repayments	$(83)	$(71)
Proceeds from issuance of debt, net of debt issuance costs	—	3,035
Net transfers to Parent	—	(490)
Common stock repurchases for tax withholdings	(17)	(1)
Net cash provided by (used in) financing activities	$(100)	$2,472

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(109)	$(19)
Net change in cash, cash equivalents and restricted cash	$(138)	$2,190

Cash, cash equivalents and restricted cash at April 1	$2,154	$50
Cash, cash equivalents and restricted cash at December 31	$2,016	$2,240

Supplemental data
Income taxes paid, net of refunds received	$109	$12
Interest paid on debt	$89	$2

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs, charges related to ceasing to use leased assets, charges related to lease termination, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, amortization of intangible assets, workforce rebalancing charges, impairment expense, significant litigation costs and foreign currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income, as defined above, by revenue.

Pro forma adjusted pretax income is adjusted pretax income, further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of the Separation-related transactions. Pro forma adjusted pretax margin is calculated by dividing pro forma adjusted pretax income, as defined above, by pro forma revenue.

Management uses adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma pretax margin to evaluate our performance. Management also uses these metrics when publicly providing our business outlook. We believe adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma adjusted pretax margin are helpful supplemental metrics for investors in evaluating our operating performance because they can be used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company. Adjusted pretax income, pro forma adjusted pretax income, adjusted pretax margin and pro forma adjusted pretax margin eliminate the impact of expenses that do not relate to core business performance. These measures are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased assets, charges related to lease termination, transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries.

Pro forma adjusted EBITDA is adjusted EBITDA, further adjusted for excess cost allocations from our former Parent, incremental costs to support independence and growth, other adjustments related to post-Separation commercial pricing agreements with IBM, the portion of the IBM business that was conveyed to Kyndryl and ongoing effects of Separation-related transactions.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA, as defined above, by revenue. Pro forma adjusted EBITDA margin is calculated by dividing pro forma adjusted EBITDA, as defined above, by pro forma revenue.

Management uses adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin to evaluate our performance. Management also uses these metrics when publicly providing our business outlook. We believe they are a helpful supplemental measure to assist investors in evaluating our operating results as they exclude certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business. Adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments and workforce rebalancing payments less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Pro forma signings reflect the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of GAAP revenue	Twelve Months Ended	Year Ended
to pro forma revenue	March 31, 2022	December 31, 2021
Revenue as reported (GAAP)	$18,317	$18,657
Pro forma adjustments[1]	(72)	(134)
Pro forma revenue	$18,245	$18,523

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2022	2022	2021	2021	2021
Revenue as reported (GAAP)	$4,303	$4,179	$4,288	$4,431	$4,556	$4,579	$4,751
Pro forma adjustments[1]	—	—	—	—	23	(51)	(45)
Pro forma revenue	$4,303	$4,179	$4,288	$4,431	$4,579	$4,529	$4,706

1 Adjustments represent the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of Separation-related transactions.

Revenue for the three months ended December 31, 2022 declined by 6 percent, and increased 3 percent in constant currency, when compared to the prior-year period, and declined by 6 percent, and increased 2 percent in constant currency, when compared to prior-year pro forma revenue.

Reconciliation of net income (loss)
to adjusted pretax income (loss)	Three Months Ended	Nine Months Ended	Year Ended
and adjusted EBITDA	December 31, 2022	December 31, 2022	December 31, 2021
Net income (loss) (GAAP)	$(106)	$(637)	$(2,304)
Provision for (benefit from) income taxes	(32)	74	402
Workforce rebalancing charges	10	16	39
Transaction-related costs	48	218	627
Stock-based compensation expense	29	81	71
Goodwill impairment	—	—	469
Amortization of acquisition-related intangible assets	11	36	37
Other adjustments[1]	37	55	88
Adjusted pretax income (loss)	$(4)	$(156)	$(572)
Interest expense	27	65	64
Depreciation of property, equipment, and amortization of capitalized software	232	681	1,300
Amortization of transition costs and prepaid software	325	909	1,278
Adjusted EBITDA (non-GAAP)	$580	$1,499	$2,069

1 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs, charges related to ceasing to use leased assets, and foreign currency impacts of highly inflationary countries.

Reconciliation of net income (loss)
to pro forma adjusted pretax income	Three Months Ended	Nine Months Ended	Year Ended
and pro forma adjusted EBITDA	December 31, 2021	December 31, 2021	December 31, 2021
Net income (loss) (GAAP)	$(731)	$(1,810)	$(2,304)
Provision for income taxes	11	311	402
Workforce rebalancing charges (benefits)	(1)	(13)	39
Transaction-related costs	129	572	627
Stock-based compensation expense	18	56	71
Goodwill impairment	469	469	469
Excess cost allocations from IBM	14	339	493
Effects of post-Separation commercial agreements with IBM	70	298	416
Incremental costs to support independence and growth	—	(181)	(274)
Pro forma and other adjustments[1]	86	157	196
Pro forma adjusted pretax income (loss)	$65	$198	$134
Interest expense	18	58	76
Depreciation expense	294	934	1,262
Amortization expense	302	954	1,278
Pro forma adjusted EBITDA	$679	$2,144	$2,749

1 Pro forma and other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs, amortization of intangible assets, foreign currency impacts of highly inflationary countries, post-Separation commercial pricing arrangements with IBM, the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

Reconciliation of cash flow from operations	Nine Months Ended
to adjusted free cash flow	December 31, 2022
Cash flows from operating activities (GAAP)	$769
Plus: Workforce rebalancing payments	20
Plus: Transaction-related payments	307
Less: Net capital expenditures	(690)
Adjusted free cash flow	$407

Reconciliation of signings	Nine Months Ended
to pro forma signings (in billions)	December 31, 2022	December 31, 2021
Historical signings[2]	$8.6	$11.0
Pro forma adjustments[1]	—	0.3
Pro forma signings[2]	$8.6	$11.3

[1]	Adjustments represent the portion of the IBM business that was conveyed to Kyndryl and the ongoing effects of the Separation-related transactions.

2 Signings for the nine months ended December 31, 2022 declined by 22 percent, and 15 percent in constant currency, when compared to the prior-year period, and 24 percent, or 18 percent in constant currency, when compared to prior-year pro forma signings.